Contact: Ross Chapin

Contact: Robyn Tice

206.694.4137

617.672.8940

Parametric Portfolio Associates LLC, a Subsidiary of Eaton Vance Corp.,

Completes Acquisition of The Clifton Group Investment Management Company

Seattle, Washington, December 31, 2012 – Parametric Portfolio Associates LLC (Parametric), a subsidiary of Eaton Vance Corp. (NYSE: EV), and The Clifton Group Investment Management Company (Clifton) announced today the completion of the previously announced purchase of Clifton by Parametric.

Based in Minneapolis, Clifton specializes in providing futures- and options-based overlay services and custom risk management solutions to institutional investors.  Clifton’s overlay services enable clients to add, remove or hedge market exposures in a transparent and efficient manner without disrupting underlying holdings.  Clifton’s risk management strategies employ futures, options and similar instruments to help clients enhance risk-adjusted returns.  As of October 31, 2012, Clifton managed $33.5 billion of funded and overlay assets on behalf of clients.  The Clifton acquisition adds a number of complementary capabilities and product offerings to Parametric, and strengthens Parametric’s position as a market-leading provider of portfolio solutions.

“We are excited to be joining forces with Clifton,” said Brian Langstraat, Parametric’s Chief Executive Officer. “Working together, we see significant opportunities to better serve clients and grow our business.”

About Parametric

Parametric is a Seattle-based investment management firm focused on the delivery of rules-based, risk-controlled investment strategies, including engineered alpha-seeking strategies, options strategies and customized equity and centralized portfolio management implementation services. As of October 31, 2012, Parametric managed $53.4 billion in assets on behalf of institutions, high-net-worth individuals and fund investors in the U.S. and internationally. Parametric is a majority-owned subsidiary of Eaton Vance.

About Eaton Vance

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating to 1924.  Eaton Vance and its affiliates managed $199.5 billion in assets as of October 31, 2012, offering individuals and institutions a broad array of investment strategies and wealth management solutions. Eaton Vance’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made it the investment manager of choice for many of today’s most discerning investors.

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